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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in Amendment No. 4 to the Registration Statement (Form S-3 No. 33-63457) and related Prospectus of Cooper Industries, Inc. for the registration of three-year notes of Cooper Industries, Inc. exchangeable into Wyman-Gordon Company common stock, par value $1.00 per share, and to the incorporation by reference therein of our report dated January 23, 1995, with respect to the consolidated financial statements of Cooper Industries, Inc. for the year ended December 31, 1994, included as Appendix A to the Cooper Industries, Inc. Proxy Statement for the Annual Meeting of Shareholders held on April 25, 1995, filed with the Securities and Exchange Commission.


                                          /s/ ERNST & YOUNG LLP

Houston, Texas
December 7, 1995